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Contact:  Kathy Galante                           Burns McClellan
          Corporate Communications                Raj Punwaney, M.D. (investors)
          (516) 222-0023                          Kathy Jones, Ph.D. (media)
          kgalante@osip.com                       (212) 213-0006


                        OSI PHARMACEUTICALS, INC. ADOPTS
                   A NEW SHAREHOLDER RIGHTS PLAN AND REDEEMS
                        THE RIGHTS OUTSTANDING UNDER ITS
                        EXISTING SHAREHOLDER RIGHTS PLAN

         UNIONDALE, NEW YORK--September 27, 2000--OSI Pharmaceuticals, Inc. (Nasdaq:OSIP) announced today that the Board of Directors of OSI Pharmaceuticals, Inc., a Delaware corporation, adopted a new shareholder rights plan, declared a dividend distribution of one Series SRPA Junior Participating Preferred Stock Purchase Right on each outstanding share of its common stock, and authorized the redemption of the rights issued pursuant to the Company's existing shareholder rights plan. These actions were taken to ensure that all of the Company's shareholders continue to have the fullest protection offered by a shareholder rights plan.

         The market price of the Company's common stock has increased substantially in the past twelve months, so that the exercise price of the existing rights is less than the recent market price of the Company's common stock. Although the existing rights could not be exercised without the occurrence of a triggering event (such as the announcement by a potential acquirer of the intention to initiate a tender offer that would result in the acquisition of 17.5% or more of the outstanding shares of the Company), the triggering of the existing rights might cause an arbitrage opportunity that would be disadvantageous to the Company's shareholders.

         The new shareholder rights plan was not adopted in response to any specific proposal or inquiry to acquire control of the Company, and the Company's directors are not aware of any such contemplated takeover activity.

         The Company will distribute new rights to all shareholders of record at the close of business on September 27, 2000, the record date. As with the existing rights, the new rights are exercisable only if: (1) any individual, entity or group (each a "person") acquires 17.5% or more of the Company's common stock other than through an offer for all shares of the common stock at a price and on terms determined by the Board of Directors to be fair to all shareholders, or (2) a person commences a tender or exchange offer for 17.5% or more of the Company's common stock.

         If a person should acquire 17.5% or more of the Company's common stock, the new rights will be modified automatically to entitle the rightsholders (other than the acquiring person) to purchase shares of the Company's common stock at a 50% discount to the then market value of the common stock ("flip-in" rights). In addition, if the Company is acquired in a merger or other transaction after a person has acquired 17.5% or more of the Company's common stock, the rightsholders (other than such person) will be entitled to purchase shares of common stock of the surviving company at the same discount to market value ("flip-over" rights).

         Initially, the new rights will be represented by the Company's existing stock certificates. Should the new rights become exercisable, the Company will issue separate rights certificates to all holders.



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         The Company can redeem the new rights at any time before (but not after) a person has acquired 17.5% or more of the Company's common stock as described above. The rights will expire on August 31, 2010 if not redeemed prior to such date.

         The existing rights issued and outstanding at the close of business on the record date will be redeemed with the redemption price of $0.001 per existing right payable on October 4, 2000. The existing rights plan will be terminated upon the redemption of the existing rights.

         A Form 8-K describing the new rights plan, redemption of the existing rights and termination of the existing rights plan will be filed with the Securities and Exchange Commission. A Registration Statement on Form 8-A will be filed to register the new rights pursuant to the Securities Exchange Act of 1934, as amended. The Form 8-A will include a copy of the new rights plan containing the full terms of the new rights plan as an exhibit. A detailed summary of the terms of the new rights plan will be mailed on October 4, 2000 to each shareholder of record on September 27, 2000.

         OSI Pharmaceuticals is a leading drug discovery company with a substantial portfolio of product opportunities for commercialization with the pharmaceutical industry. OSI's research programs are focused in the areas of cancer therapeutics, respiratory diseases, diabetes, and cosmeceuticals. OSI utilizes a comprehensive drug discovery and development capability to facilitate the rapid and cost-effective discovery and development of novel, small molecule compounds against more than 40 gene targets.

         This news release contains forward looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

         Additional information on OSI Pharmaceuticals is available on the World Wide Web at:

                              http://www.osip.com

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